Exhibit 99.2

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Carney Noensie[on behalf of Savient Pharmaceuticals Inc] - IR

Lou Ferrari Savient Pharmaceuticals Inc - President and CEO

John Hamill Savient Pharmaceuticals Inc - SVP and CFO

Ken Bahrt Savient Pharmaceuticals Inc - Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

Eric Schmidt Cowen and Company - Analyst

Katherine Xu William Blair & Company - Analyst

Matt Lowe (on behalf of Cory Kasimov) JPMorgan Chase & Co. - Analyst

Steve Byrne BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, thank you for standing by. Welcome to the Savient Pharmaceuticals third-quarter 2012 financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. As a reminder this conference will be recorded. I would like to introduce your host for today Carney Noensie, Investor Relations. Please go ahead.

Carney Noensie - Savient Pharmaceuticals Inc - IR

Thank you and good morning everyone. Welcome to the Savient Pharmaceuticals third quarter 2012 financial results conference call. This morning we issued a press release providing financial results and highlights for the third quarter of 2012. The press release is available on our website at www.savient.com. Before today’s call I would like to read our Safe Harbor statement.

Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that, when we discuss information regarding the status of our KRYSTEXXA marketing efforts and additional plans related thereto, market demand, and reimbursement for KRYSTEXXA, our view of the refractory chronic gout or RCG market size, our beliefs with respect to the ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community, the CHMP’s positive opinion marketing authorization application, or MAA pending before the European medicines agency, our partnering efforts with respect to the EU and the rest of the world, and our intended pursuit of expanded clinical utility for KRYSTEXXA, no inference of overall success of these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated November 8, 2012, and our Company’s filings with the Securities and Exchange Commission including without limitation our form 10-Q which will be filed later today November 8, 2012. Each of these contains important factors that may cause actual results or events to differ materially from those described in the forward-looking statements. Furthermore the content of this conference call contains time sensitive information and is accurate only as of the date of this live broadcast, November 8, 2012. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date and the time of this call. Joining us on the call this morning with prepared remarks are Lou Ferrari, our President and Chief Executive Officer; John Hamill, our new Senior Vice President and Chief Financial Officer; and Ken Bahrt, our Chief Medical Officer. And with that I’d like to turn the call over to Lou.

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Thank you, Carney, and thank you for joining us this morning. I like to begin with a review of our financial results for the third quarter. We have continued to reap the benefits of our strategy and I’m happy to report that our success in commercializing KRYSTEXXA continued into the third quarter. Once again, in the third quarter, we were able to achieve double-digit net sales growth of KRYSTEXXA of approximately 13%. This growth was driven by both volume and price and marked our seventh

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

consecutive quarter of net sales growth. Net sales is the most important metric we look at and we are pleased that third-quarter net sales of $4.5 million were spread out over an increased number of accounts and patients. These numbers illustrate the success of our strategy as we remain focused on increasing the awareness of, and appreciation for, KRYSTEXXA and the therapeutic benefit it delivers to patients.

We have also begun to see benefits from our reorganization strategy we announced early in the quarter which took full effect in early September. As we outlined last quarter, we have refocused our resources to capitalize on market dynamics and we continue to target rheumatologist who treat RCG patients and utilize infusionand those nephrologists who also either directly treat RCG patients or refer them to rheumatologists. We have also begun to call on targeted podiatrists who see patients with the tophaceous gout.

The main goal is to have podiatrists refer patients to rheumatologists for potential treatment of their RCG. Many of these patients are referred to podiatrists from primary care physicians, so this is a very efficient way to access these patients without having to target a broad physician audience. This structure allows us to efficiently maintain our presence across the different markets without sacrificing frequency and service to our key customers. Net sales growth we generated during the third quarter gives us confidence that our strategy is working. We have seen strong momentum over the past two quarters which demonstrates steady growth and has resulted in an increase in net sales of approximately 40% in the past six months.

Our education efforts to showcase the unique role of KRYSTEXXA in the gout treatment paradigm, while also raising awareness about RCG, are working. Through our peer-to-peer education programs we are educating physicians about the benefits of KRYSTEXXA as a unique first-in-class treatment for the RCG population. We are fostering awareness about this severely debilitating condition and helping physicians identify where to incorporate KRYSTEXXA into the treatment paradigm. As we announced last quarter, we have integrated the KRYSTEXXA Patient Initiation Program, or KPIP, into our ongoing commercial strategy and conversion trends are driving new patient recruitment. Since the inception of KPIP we have seen 40% of the patients involved with KPIP convert to commercial product by the third dose. Similarly, our Check Out Your Gout campaign continues to support patient flow and an additional understanding of the RCG disease state.

In addition to these initiatives,KYSTEXXA has now been included in the ACR guidelinesand the VA has released the National Drug Monograph. The release of the VA monograph is consistent with our current label and provides criteria for use of KRYSTEXXA in the VA system. This improves access to KRYSTEXXA for patients and physicians in the VA systems and provides a reference of guidance for use in RCG. During our initial launch phase we identified VA mental centers that were staffed with rheumatology specialists. We believe the publication of the monograph will help facilitate utilization in the VA system where it is currently being administered and will help in VA centers where the monograph was anticipated.

As I mentioned earlier, our third-quarter KRYSTEXXA sales were partially driven by our price actions. Over the past six months we have been able to increase the price of KRYSTEXXA by 29% and we have just begun to see the impact of our pricing actions. As many of you know, it can take quite some time before the benefits of a price increase can be seen in the average selling price. And now, six months later, we are just beginning to see the impact. Our pricing strategy assumes elasticity which continues to hold true to form and we will continue to analyze the marketplace for future price actions.

Now I’d like to give an update on our regulatory progress in Europe. Just a few weeks ago we were pleased to take yet another step towards achieving marketing authorization for KRYSTEXXA in the EU. The Committee for Medicinal Products for Human Use, or CHMP, issued a positive opinion for KRYSTEXXA and recommended that the European Commission grant marketing authorization for the product in the EU. The committee recommended full approval for KRYSTEXXA to treat adult patients with severe debilitating chronic tophaceous gout who may also have erosive joint involvement and who have failed to normalize serum uric acid with xanthine oxidase inhibitors at the maximum medically appropriate dose or for whom these medicines are contraindicated.

I cannot underscore enough what a major milestone this is for Savient, KRYSTEXXA, and more importantly for patients who suffer from this burdensome and debilitating disease. The opinion has been transmitted to the European Commission which has the authority for granting marketing authorizations in the EU, marking an important step forward in our ongoing commitment to advanced care for patients who suffer from this disease. We believe this opinion creates a path forward for making KRYSTEXXA available, not only in Europe but also, around the world. If the European Commission grants marketing authorization for KRYSTEXXA we will be able to address a significant unmet medical need for certain patients with RCG in the EU. We look forward to a final decision from the European Commission.

In advance of approval we are continuing our efforts to position KRYSTEXXA for global success. Our disease awareness campaign in the EU is encouraging clinical interest in the area. We are working hard to prepare for immediate commercial uptake once KRYSTEXXA is approved and once we have secured a commercial partner. Since February 1, our five regional medical scientists have called on over 300 KOL’s and made over 550 contacts. Additionally, our Named Patient Program in Europe which provides KRYSTEXXA free of charge to participating patients and physicians continues to gain traction. We see this trend as a strong indicator of the growing interest from EU physicians for KRYSTEXXA. With the receipt of the positive opinion from CHMP we continue to believe that KRYSTEXXA will be approved by the end of this year,and we remain committed to working with the European regulatory authorities and our eventual commercial partner to make KRYSTEXXA available in the EU next year.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

As expected, all of these activities have created a great deal of excitement among potential partners, both in Europe and the rest of the world, and we are engaged in an active process with potential partners. A key component of our growth strategy is built upon our ability to demonstrate and expand the clinical utility of KRYSTEXXA across a unique patient population. We believe our pipeline-within-a-product approach will allow us to leverage KRYSTEXXA and capitalize on its therapeutic profile. While Ken will discuss the progress we have made in executing our clinical development plan, as I mentioned earlier I am very pleased to announce that KRYSTEXXA has been included in the ACR guidelines. Savient will have a significant presence at ACR again this year with eight KRYSTEXXA abstracts accepted for presentation at the upcoming ACR annual meeting.

Now before I turn the call over to John for review of our financial results I’d like to provide you with a brief introduction. We are very excited to welcome John Hamill to the team and are confident that his expertise will add to the collective capabilities of the Savient team. John brings more than 25 years ofglobal financial and operational experience to Savient and has a specialized background in the pharmaceutical service industry. John was the CFO of Global CRO PharmaNet Development Group, where he was an integral part of the team that grew the business from $70 million to $400 million. He was also vice president and interim Chief Financial Officer of OmniCare Clinical Research, where he reorganized the global financial department and successfully achieved key cost and process efficiencies. With that, I will turn the call over to John who will go over our financial results. John?

John Hamill - Savient Pharmaceuticals Inc - SVP and CFO

Thank you, Lou, and good morning everyone. I am very happy to have joined Savient at a time when there is such great growth potential and opportunity. I have thoroughly enjoyed working with the entire Savient team these past few months and I look forward to being a part of successfully growing the business. I would like to spend a few minutes reviewing our third quarter 2012 results. I will focus my comments only on our sequential results.

Total revenue for the third quarter grew 6% to $4.9 million, compared to $4.6 million in the previous quarter. As Lou discussed, KRYSTEXXA net sales increased to $4.5 million, or approximately 13%, as compared to $4 million in the previous quarter as a result of the continued sales momentum of KRYSTEXXA. The increase in KRYSTEXXA net sales was due to a mix of unit growth and price growth. On August 15,Savient increased the wholesale acquisition costby 15% on KRYSTEXXA. Due to certain contractual pricing obligations we are not able to immediately recognize the full impact of price increases when they are taken.

Going forward we expect further increases in KRYSTEXXA sales as we continue our marketing and promotion efforts associated with the commercialization of KRYSTEXXA. Cost of goods sold expense decreased $2.5 million, or 37%, to $4.2 million from $6.7 million in the previous quarter. The decrease is due to the quarter-to-quarter variance related to charges for inventory reserves and raw material commitments. Specifically, we recorded a $2.8 million charge against operations in the third quarter compared to a $4.9 million charge in the second quarter. These charges are primarily related to raw materials and KRYSTEXXA in process and finished goods inventory that we do not believe will be able to sell through prior to expiration. We expect cost of goods sold as a percentage of sales to trend down to approximately 20% over time.

Research and development expenses increased slightly by $0.1 million, or approximately 1%, to $6.8 million for the quarter ended September 30. The R&D costs during the quarter were primarily composed of expenses related to support our MAA filing for KRYSTEXXA in the EU, execution of our clinical development plan, and launch planning activities in the EU. Selling, general and administrative expenses decreased by $6.9 million, or 25%, to $20.4 million for the quarter ended September 30, 2012, primarily due to the expense reduction efforts associated with our reorganization plan that was initiated in July. We look forward to continuing to generate savings from this plan and expect our selling, general and administrative costs will trend lower for the remainder of the year. Interest expense for the quarter was $6.8 million, representing cash interest of $2.7 million and non-cash interest of $4.1 million.

The reorganization plan announced on July 9 went into full effect in early September. We recorded $1.1 million for severance costs during the quarter. We expect to save between $45 million and $50 million in annual operating expenses by 2013. As a result we expect our cash burn rate to be lower in future quarters and we continue to look at options to reduce our cost structure to contain expenses on a go forward basis. We ended the quarter with approximately $116.2 million in cash and short-term investments, compared with $142.2 million in the prior quarter, a decrease of $26 million. We believe that our current cash and short-term investments will be sufficient to fund anticipated levels of operations into the second quarter of 2014. Now I would like to turn the call over to Ken Bahrt, our Chief Medical Officer.

Ken Bahrt - Savient Pharmaceuticals Inc - Chief Medical Officer

Thank you, John, and good morning. I’d like to provide an update on the progress made by the clinical and medical teams since the last call. From a clinical standpoint substantial progress has been made implementing our clinical development plan. The study of KRYSTEXXA in dialysis patients has started with the site actively recruiting patients. We continue to expect study completion and data availability by mid 2013. Weconvened an advisory board of leading rheumatologists, immunologists, and clinical trial experts during which time we landed a preliminary study design to test an administrative schedule that could potentially induce a state of tolerance to the molecule. This could lead to lessening of antibody formation thereby reducing the potential for infusion reactions, while improving response rates. Work continues to finalize the development of the full protocol aiming for a study start in early 2013.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

One of our key clinical strategies is to expand the clinical utility of KRYSTEXXA beyond the RCG population. The key tactic to accomplish this is to demonstrate the effectiveness of KRYSTEXXA as an induction or de-bulking therapy. This will increase our potential market fourfold to approximately 500,000 patients with tophaceous gout, a condition that negatively impacts their activities of daily living. As I have said previously, many of these patients have impairments in the ability to walk, dress, or even grasp objects with their hands which could potentially take years to improve with conventional oral ULT therapy. We believe that using KRYSTEXXA as an induction agent to rapidlyde-bulk the tophusburden, allows for improvement in their physical functioning in a shorter period of time. Also by normalizing this serum uric acid and significantly reducing the urate burden with a KRYSTEXXA induction, maintenance of these parameters with conventional oral ULTs may be more readily accomplished. Planning for this study is at an advanced state with study start anticipated for mid 2013. This study will be run on a global basis which should enhance enrollment rates.

Finally, we continue to see patient enrollment in the US observational study and we continue to expect to meet study timelines. There has also been considerable progress accomplished by the medical team over the past quarter. Last quarter I reported that our manuscript on the open label extension study was undergoing review by a major rheumatology journal. The manuscript has been accepted for publication in the Annals of Rheumatic Diseases, a prestigious rheumatology Jjournal that is widely read both here in the US and in the EU. It will be available online on November 10 and will be available in hard copy at the medical booth at the upcoming ACR meeting in Washington DC. This is a key publication for us as it expands the efficacy and safety of KRYSTEXXA beyond the six months of the randomized control trials for an additional 30 months, bringing the total exposure of KRYSTEXXA out to three years. The data showed that if the patient is a responder to KRYSTEXXA during the RCG period they continue to respond out to three years. Also no new safety signal was detected during the period of the open label trial.

We also had three other manuscripts accepted for publication this month. One is an article on gout in the nursing home setting that will be published this month in a leading pharmacy journal. The second article is a review article entitled Evaluation and Treatment of Gout as a Chronic Disease written by a leading European gout thought leader that has been published this month in the journal, Advances in Therapy. The third article is a review article on gout and the new therapies available, written by a key primary care thought leader along with a rheumatologist who is also a gout thought leader. This will be published this month in Postgraduate Medicine, a journal that is widely read by residents and fellows in training.

We also have seven other manuscripts under active development, including an important manuscript explaining the immunogenicity and antibody formation that occurs with this molecule. We are scheduled to submit this manuscript, authored by eminent immunologists and rheumatologists, in the next few weeks to a prestigious rheumatology journal. Savient will have a significant scientific presence at this year’s ACR meeting, with eight abstracts accepted for presentation. One of the key presentations will be on the relative risk of developing infusion reactions in the post marketing setting. As you know, in the clinical trials where there was no guidance as far as stopping KRYSTEXXA after two consecutive elevations of 6 mg/dL the rate of infusion reactions was 26%. What we have seen in the post marketing setting, where there is guidance in the product label to consider stopping KRYSTEXXA after two consecutive elevations above 6 mg/dL, is an approximate two-thirds reduction in the reported infusion reactions. This level of reduction in infusion reactions provides clinical evidence that the guidance contained within the product label, when followed, is effective in reducing the relative risk of developing an infusion reaction.

Other presentations highlight the long-term efficacy and safety of KRYSTEXXA in the open label extension study, as well as additional data on complete tophus resolution over longer periods of time, improvements in patient reported outcomes, and the use of serum uric acid as a biomarker for prevention of infusion reactions. Now that we have a positive opinion from the CHMP, and we continue to progress toward an expected total approval of KRYSTEXXA in the EU by the end of the year, our regional medical scientists on the ground in Europe continue to interact with KOLs. Because of the increased interest in KRYSTEXXA we have added an additional RMS to the five already in place, bringing the total to six that cover Germany, France, and the UK. The RMSs have called on more than 300 key gout thought leaders multiple times in the three countries, helping us gain a better understanding of the RCG patient in Europe as well as the current treatment pattern for these severe gout patients.

Also, as a result of significant interest in and questions about KRYSTEXXA by these thought leaders, the RMSs have been spending time reactively discussing KRYSTEXXA clinical data. The increasing interest in and awareness of, KRYSTEXXA in the EU is also showing in the continued growth of the NamedPatientProgram which now has patients on therapy in the UK, Germany, France and Spain. The program will continue on if KRYSTEXXA is commercialized in a given country. At this time I’d like to turn the call back to Lou.

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Thanks, Ken. We have made significant headway on executing our plan. And our successes in the third quarter are the result of the hard work and dedication of all Savient employees. We will continue to be focused on our key priorities which are: the continued commercialization of KRYSTEXXA in the US; approval in the

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

EU;developing a successful partnership to support the commercialization of KRYSTEXXA outside of the US; and realizing the continued expansion of the clinical utility of KRYSTEXXA. We are very excited about our future and know that our priorities are squarely aligned with a pathway toward success and enhanced shareholder value. We look forward to discussing our progress and future milestones with you.

Thank you again for taking the time to join us today. And at this time I would like to open the call up for questions and operator, you can take over.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from Eric Schmidt from Cowen and Company.

Eric Schmidt - Cowen and Company - Analyst

Thanks for taking my questions. Lou, it’s nice to see the quarter-on-quarter sales gains. Could you break out for us what percent of that was price versus volume? And I guess what I’m also getting at is — the 29% price increase that you’ve taken over the last six months, what proportion — I think you said a majority, but kind of looking at what proportion is still left ahead of us to flow through the numbers?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Okay, so, let me take — very quickly on the breakout. It was pretty much even between the volume and the price. We saw both things start to take effect. The part that I want to remind everyone of is that we took the 12% price increase in May. And then we took the second price increase of approximately 15% in August. So, we see more of a full effect of the 12% price increase because each one takes a good six months to start to have a full effect on the ASP. So, we will see more effect of the first and second price increase more into the first quarter of 2013, as we move forward.

It does take time for us to catch up because the ASP is only adjusted, or takes approximately six months for the ASP to be adjusted upward. And even when it is adjusted upward, it doesn’t basically take over the full effect of the price increases that you put forward. It catches up, but it doesn’t fully catch up. And it could go — and that could take time. It will catch up over time, but it won’t fully catch up in only six months.

Eric Schmidt - Cowen and Company - Analyst

Okay, and then on the proposed European indication. You mentioned the CHMP recommendation for the treatment of severe debilitating chronic tophaceous gout in adult patients. Do you interpret that to mean that patients need to have tophi in order to be eligible for therapy?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

I think pretty much, but, Eric, the thing I would also say to you on that, and I think that’s a good observation on your part. But in reality, that is the sort of the patient population we are seeing, while most of the patient population we are currently seeing going on to KRYSTEXXA even here in the US. So, we don’t really see that as a real problem for us going forward. Because we are seeing the most difficult cases right now with RCG that wind up going onto KRYSTEXXA. So, while it is you do have to have tophi, I would venture to say that a lot of patients here in the US that go on the product probably have tophi and/or visible tophi before they go onto the product.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

Eric Schmidt - Cowen and Company - Analyst

Got it.Last question in terms of your European partnership goals. I know you’re not going to promise any timelines, but are you working toward hopefully having someone in place by the time of the full approval, or is that too aggressive?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Look, our goal is that we want to get this done as quickly as possible. If we can get it done, of course, the sooner the better, right? I think that is the issue. The thing that we are going through right now is there was a little bit of a flurry of people coming to us once, and I think there were probably some people sitting on the sideline waiting to see if we were going to get a positive opinion or not. Since we did, we’ve had some new people come forward, and so it’s taking us a little time to get through all of this.

I would hope that we would probably have a partner in place, depending on how soon we get the marketing authorization, but even with that you are probably looking at sometime in the first quarter before you could actually go out and promote this product. So, we do have a good three or four months ahead of us before we have to get out there and commercialize the product. It takes a little time.

The other part, too, is that we also have to continue to negotiate price in a number of regions, which also takes some time. So, we are moving forward on it, I can tell you this. We’re very encouraged by the proposals, if you would, that we’ve received. We’re very encouraged by the cross section of partners or potential partners that we’ve seen come forward. And we are confident we will have a partner to commercialize the product. And if things go well, hopefully by the end of this year or the first quarter, we will be able to announce a partnership.

Eric Schmidt - Cowen and Company - Analyst

Okay, thanks, and good luck.

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Thank you.

Operator

Our next question comes from Katherine Xu from William Blair.

Katherine Xu - William Blair & Company - Analyst

Great, good morning. I’m just wondering, would you disclose the number of MPP patients in Europe? And the growth trend over the past few quarters?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Katherine, it’s Lou. Just a quick thing on that. Just so you know, we only started the free-of-charge, if you will, main patient program. It’s only been in effect for, I think, four months, three months. So, it’s early on, but I will tell you this — we have seen it across all five countries in the EU. We have patients on it in France, Germany, UK, Spain. And Italy? So, I think four out of the five have already put patients on it. I will say this also — UK seems to be the one with the biggest uptake of patients, and it continues to grow.

Katherine Xu - William Blair & Company - Analyst

Okay. And with regards to the KPIP conversion also adding accounts, could you, like previous quarters, give us some numbers so we can sort of have a tangible sense of — on the statistic side, how the launch is going?

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Yes, well, so I don’t have the specific number right now of the new accounts, and the reason — and I can give you the reason for that. We have now started to see accounts — what I wanted to make sure of is that when we give you the new accounts, what is most important to us now is the total number of accounts that continue to order. So, while I’ve always been able to give you the new accounts, I think for the launch I think that was important. I think we’re moving beyond that now. And what we are encouraged by is the total number of accounts that continue to order, and that has grown quarter over quarter.

So, hence the reason why I didn’t specifically call out the new accounts just for this quarter. Because at a certain point in time we are not going to continue — or the new accounts are not going to be growing at 147 new accounts a quarter. But what we’ve seen now is that the number of accounts that order quarter over quarter has continued to grow. And, to me, that is maybe now a better barometer for us than just the new accounts.

I can give you — I can go back and look that up and give you an exact number of the new accounts that grew for the quarter. But I’ve been more now focused on the total number of accounts that order quarter over quarter. Because while we do get new accounts, one question could be — well, how many accounts drop out? Or how many accounts do not — didn’t order that ordered last quarter? So, to me now it’s become more important, the total number of accounts that order.

Katherine Xu - William Blair & Company - Analyst

So, the other parameter besides the increasing number of accounts ordering every quarter is, of course, the same-store sales. Do you see — of course, you’re expanding accounts, the same-store sales will probably be flat or even down. But I just want to have a sense of — in terms of same-store sales, let’s say for accounts that have been existing for a long period of time relatively. Have that been increasing, and can you actually sort of spot those kind of trends?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Right, and what we’ve actually seen is that the accounts that do order and the accounts that do have patients, what we call breadth and depth, is that those accounts tend to wind up finding more patients to put on KRYSTEXXA. So, yes, the first thing is we get them in as a new account, and then once they see the product and the success they have, they do wind up getting more and more patients on the product. It’s, I guess, the experience and the observation they see as how the patient progresses and the transformation that they go through. So, no, we do see that the accounts that have ordered continue — more or less, they do continue to order and they do find more patients to put on the product.

Katherine Xu - William Blair & Company - Analyst

Great. And then last question is, can you give us some idea on where you could break even? I understand it could be — you are not guiding for that, but to the extent that you can discuss that, and how we are looking at a few years down the road?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Katherine, we’ve never given guidance as to when we say we break even. I will tell you this is that you’ve heard me mention in the call our pricing strategy continues to move things forward, continues to pay off. I believe there’s a lot of elasticity on this product when it comes to the price and the patient population we treat. And I do believe that we’re going to be very successful with our pricing strategy going forward. I’ve never given guidance as to when we will break even or not. But I will tell you that I think pricing strategy has taken hold and actually —. I’ll throw this part in, too — it has been very well accepted and not caused any kind of negative feedback on the price. That’s the reason why I think it holds true to form, and that we will continue to see the elasticity in this market continue to grow or continue to be available to us.

Katherine Xu - William Blair & Company - Analyst

Thank you.

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Okay.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

Operator

Our next question comes from Cory Kasimov from JPMorgan.

Matt Lowe - JPMorgan Chase & Co. - Analyst

Matt Lowe – in for Cory today. Just to follow-up on what you just spoke about regarding the price. Are there any more additional comments you could make on the pricing strategy going forward. Maybe even in terms of the frequency in which these price increases may occur? And then I have a quick follow-up. Thank you.

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

I can’t divulge, of course, you know, when or how often we would do it because that would be a signal to people if they wanted to buy product or not. So, we don’t do that. The only thing I can say is to reiterate to you that we do believe there’s elasticity in this price due to the patient population and the condition of these patients. I can also tell you that, of the two price increases that we’ve taken, which have amounted to nearly 30% in price increases, that the reception and the feedback has not done anything to curtail the use of the product or have made people take a second thought before prescribing. We have not really seen any type of negative feedback from physicians or patients when it’s come to this. I can just tell you that we believe it’s more elastic for the future for us, but I can’t give you how often or when we would take those price increases.

Matt Lowe - JPMorgan Chase & Co. - Analyst

Okay. That’s understandable. And then in terms of the cost of goods, will these continue to be higher for the foreseeable future because of inventory expirations? Or, I guess, how long should we think that could go on for?

John Hamill - Savient Pharmaceuticals Inc - SVP and CFO

I think we’ve indicated that we expect cost of goods sold as a percentage of sales to trend down to 20% going forward.

Matt Lowe - JPMorgan Chase & Co. - Analyst

Okay, but any idea how long the expirations may be involved in future quarters, or anything you can offer us in terms of that?

John Hamill - Savient Pharmaceuticals Inc - SVP and CFO

Well, I guess I would say this — we look at our demand forecast, and during this quarter we did look at the demand forecast and we made the appropriate adjustment in cost of goods sold for the inventory reserves. And so, I think where we are now is — I’m not expecting any future charges, but as circumstances change we will reassess things.

Matt Lowe - JPMorgan Chase & Co. - Analyst

Okay, that’s great. Thank you.

Operator

Our next question comes from Steve Byrne from Bank of America Merrill Lynch.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

Steve Byrne - BofA Merrill Lynch - Analyst

Out of the patients that you’re treating with KRYSTEXXA in the third quarter, what percentage of those were new to the drug versus those that had initiated therapy in prior quarters?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

So, it’s hard for us to tell you an exact number of who is new or who has continued on it because we have patients that drop on, or drop in and drop off the drug. Some who drop off after two consecutive SUAs of 6. So, we’ve never actually given the number of patients. And the reason we haven’t is it’s very difficult for us to determine the total number of patients that are on product just by, as an example, the vial sold. It doesn’t give us a really good idea of how many patients have actually been put on product or not. So, it’s been very difficult for us to give a total number of patients. And as I said, we haven’t been able to come up with a very good formula in interpreting our number of vials sold versus how many patients that’s actually been on the product.

Steve Byrne - BofA Merrill Lynch - Analyst

Okay. And then you mentioned that in the KPIP program, 40% of patients have converted over to commercial after X number of doses. How would you say that that 40% conversion compares to your discontinuation rate for all patients that initiate therapy?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

So, actually that is very high in terms of staying on the product. Because if you just think back on how we initiated the KPIP program, it’s for two doses. So, by the second dose or so, you have a good idea if a patient’s SUA level is not going up or starts climbing back up again. You have a much better idea if that patient is going to stay on the product. So, that is probably a very good percentage, or a very high percentage of patients, that make it onto the third dose, wind up staying on the product much longer than just three doses. So, it’s a pretty high percentage that do remain on the product after the two KPIP vials are utilized by the physician.

Steve Byrne - BofA Merrill Lynch - Analyst

And then a commercial question for you. And that is - how would you rank the factors that are affecting your penetration in the rheumatology space. Is it the touch points and the size of your sales force? Or is it any reluctance from the rheumatologist to initiate therapy? Or is it the size of the market that might be limiting it - how would you rate those factors?

Lou Ferrari - Savient Pharmaceuticals Inc - President and CEO

Yes, so just to clarify a couple of things. I don’t think it’s the size of the market that’s limiting the factor at all. We’ve said there is about 120,000 patients in this market, and look, even if you cut that in half, you still have more than enough patients to be successful with the product. I think that the biggest factor, and we’ve said it in previous calls, from a pre-marketing perspective, the educational pieces and so on were not well entrenched or in place before the product was launched. So, we’ve had to undergo quite an enormous educational campaign, which we continue to do. I think it’s education and familiarity. I think that’s probably the biggest factor that we continue to deal with.

But we’re very encouraged because we do see new accounts come on every quarter. And we do see more and more accounts ordering the product quarter over quarter. So, I think, from my perspective, the biggest limiting factor is the education to the physician and the - pretty much the familiarity and the comfort with using a product, which I think does come along with the education. And then being able to identify patients. And that is a key for us. The more they know about the product and the more they know about what RCG is, and how to recognize and identify that patient, which I think all falls under the umbrella of education. That is, to me - that’s probably one of the biggest limiting factors that we have.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference. You may all disconnect, and have a wonderful day.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 08, 2012 / 02:00PM GMT, SVNT - Q3 2012 Savient Pharmaceuticals, Inc. Earnings Conference Call

D I S C L A I M E R

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS |www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.